   As filed with the Securities and Exchange Commission on October 25, 1996.
                          Registration No. 333-09089

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                AMENDMENT NO. 1
                                       TO

      FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       YOUTH SERVICES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                     MARYLAND                           52-1715690
          (State or other jurisdiction of            (I.R.S. Employer
          incorporation organization)              or Identification No.)

                         2 Park Center Court, Suite 200
                         Owings Mills, Maryland  21117
                                 (410) 356-8600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               WILLIAM P. MOONEY
                            Chief Financial Officer
                       Youth Services International, Inc.
                         2 Park Center Court, Suite 200
                         Owings Mills, Maryland  21117
                                 (410) 356-8600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                            MARK S. DEMILIO, ESQUIRE

               Miles & Stockbridge,  a Professional Corporation
                               10 Light Street

                           Baltimore, Maryland  21202
                                 (410) 727-6464

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                     /  /

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.        /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                  / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                         /  /

         If delivery of the Prospectus is expected to be made pursuant to Rule
434, please check the following box.                                     /  /



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(a), MAY DETERMINE.


===============================================================================

PROSPECTUS

                                  $31,600,000
                          7% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2006

                        2,534,082 SHARES OF COMMON STOCK


                       YOUTH SERVICES INTERNATIONAL, INC.


         This Prospectus relates to up to $31,600,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2006 (the "Exchange Offer Debentures") of Youth Services International, Inc., a Maryland corporation ("YSI" or the "Company"), issued under the Indenture (the "Indenture"), dated as of October 15,1996, by and between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), and the 2,534,082 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon conversion of the Exchange Offer Debentures and the Restricted Debentures (as defined below). The Company originally issued and sold $37,950,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2006 (the "Original Debentures") on January 29, 1996 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). A portion of the Original Debentures (the "Rule 144A Debentures") were offered and sold to persons reasonably believed to be "qualified institutional buyers," as such term is defined under Rule 144A under the Securities Act, a portion of the Original Debentures (the "Accredited Investor Debentures") were offered and sold to persons reasonably believed to be "accredited investors," as such term is defined by Rule 501(a) under the Securities Act and a portion of the Original Debentures (the "Regulation S Debentures") were offered and sold in transactions complying with the provisions of Regulation S under the Securities Act.

         On September 30, 1996, the Company commenced an exchange offer pursuant to which the Company offered holders of the Rule 144A Debentures and the Accredited Investor Debentures (collectively, the "Restricted Debentures") the opportunity to exchange such Restricted Debentures for an equal principal amount of Exchange Offer Debentures issued under the Indenture. The exchange offer expires on October 31, 1996. As of September 30, 1996, there were outstanding an aggregate principal amount of $31,600,000 of Restricted Debentures and 2,534,082 shares of Common Stock issuable upon conversion of the Restricted Debentures. Accordingly, an aggregate principal amount of up to $31,600,000 of the Exchange Offer Debentures and up to 2,534,082 shares of Common Stock issuable upon conversion of the Exchange Offer Debentures and upon conversion of the Restricted Debentures (the "Conversion Shares") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (the "Selling Holders") pursuant to this Prospectus.

         The Exchange Offer Debentures have substantially the same terms as the Restricted Debentures. The Exchange Offer Debentures will mature on February 1, 2006, pay interest semi-annually in arrears on February 1 and August 1 of each year and are convertible at the option of the holder thereof at any time after the date of this Prospectus and prior to redemption and maturity, into shares of Common Stock at a conversion price of $12.47 per share, subject to adjustment under certain conditions. On October 17, 1996, the reported closing sales price of the Common Stock on the Nasdaq National Market was $16 7/8 per share.


         The Exchange Offer Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 1999, at the redemption prices set forth therein. See "Description of Exchange Offer Debentures." The Company is not required to make any mandatory redemptions or annual sinking fund payments with regard to the Exchange Offer Debentures.


         The Exchange Offer Debentures are unsecured obligations of the Company and are subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined) of the Company and its subsidiaries, including all existing and future liabilities of the Company and its subsidiaries. The Company estimates that as of September 30, 1996, the Senior Indebtedness was approximately $16.6 million. The ability of the Company and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Exchange Offer Debentures.


         The Exchange Offer Debentures and the Conversion Shares may be sold by the Selling Holders from time to time directly to purchasers. The Selling Holders will receive all of the net proceeds from the sale of the Exchange Offer Debentures and the Conversion Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Exchange Offer Debentures and the Conversion Shares. The Company is responsible for payment of all other expenses in connection with the performance by the Company of its obligations under the terms and provisions of the Exchange Offer Debentures and the Restricted Debentures.

         The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Exchange Offer Debentures or the Conversion Shares may be deemed to be "underwriters," as such term is defined under Section 2(11) of the Securities Act, and any commission or profit received by them in connection with the resale of the Exchange Offer Debentures or the Conversion Shares may be deemed to be underwriting commissions or discounts under the Securities Act.


         SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE EXCHANGE OFFER DEBENTURES OR THE CONVERSION SHARES.


                                __________________


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October   , 1996.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http:/www.sec.gov., that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (hereinafter, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the securities covered by this Prospectus, reference is made to the Registration Statement that is on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, may be examined without charge at the offices of the Commission or may be obtained from the Commission's site on the World Wide Web. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each such incidence, are qualified in all respects by reference to the applicable documents filed with the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission:


         (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;



         (b) the Company's Current Reports on Form 8-K/A dated September 25, 1995; Form 8-K/A dated October 2, 1995; Form 8-K dated March 27, 1996 (as filed with the SEC on April 10, 1996); and Form 8-K/A dated October 17, 1996; and



         (c) the description of the Company's Common Stock contained in the section titled "Description of Capital Stock" in the Preliminary Prospectus included as part of the Company's Registration Statement on Form SB-2 (Reg. No. 33-71958) as filed with the Commission on November 19, 1993 and thereafter amended and incorporated by reference in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.


         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Youth Services International, Inc., 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117, Attention: Kendel S. Ehrlich, Secretary, telephone: (410) 356-8600.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following information should be considered carefully by potential purchasers in evaluating the Company and its business before making an investment in the securities offered hereunder:


         ALL SHARE AND PER SHARE AMOUNTS IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT A 3-FOR-2 STOCK SPLIT (EFFECTED THROUGH A STOCK DIVIDEND OF ONE SHARE FOR EVERY TWO SHARES OUTSTANDING OR RESERVED FOR ISSUANCE) EFFECTED MAY 24, 1996.



MANAGEMENT OF GROWTH



         The Company has experienced significant growth since its inception and expects to continue to grow in the foreseeable future. The Company's success will depend in part on the ability of the Company to obtain and train qualified personnel to handle the increasing number of youths in its care; to develop and operate the information technology systems and financial controls to manage the increased number of personnel, responsibilities and youths; to manage its resources over a larger base of programs and activities; to integrate efficiently and effectively the business and financial functions of any acquired or other newly developed programs; and to integrate any acquired programs into the Company's programmatic functions and philosophy. There can be no assurance that the Company will be able to successfully accomplish such integration from its historic acquisitions or that it will be able to do so on the larger scale that may occur as the Company continues to grow.



CONTRACT REVENUES AND PROFIT



         The Company's operations currently consist of programs that are based on various contractual relationships. The Company's program revenues are generated under the terms of these contracts that generally call for fixed per diem payments that are based upon program occupancy. Such payments are recognized as revenues for financial statement purposes as services are performed. One of the Company's contracts contains a gross maximum price cost reimbursement provision that results in the recognition of revenues as specific reimbursable costs are incurred. The Company's ability to estimate and control its costs with respect to all of these contracts is critical to its profitability.




DEPENDENCE UPON SIGNIFICANT CONTRACTS


         Two of the Company's long-term contracts constituted, in the aggregate, approximately 23.5% of the Company's revenues for the fiscal year ended June 30, 1996 (the contract to operate The Charles H. Hickey, Jr. School (15%) which expires on June 30, 1998, and the contract to operate the Victor Cullen Academy (8.5%) which expires on August 31, 1997). These contracts, will be subject to competitive bidding when they expire. The Company's ability to maintain profitable operations will be dependent upon, among other factors, the successful continuance of its existing contracts and programs. There can be no assurance that such contracts will be renewed or extended or that they will be renewed or extended on terms favorable to the Company, that such programs will be continued or that the Company will be able to maintain profitable operations.



POSSIBLE TERMINATION OF CONTRACTS AT THE DISCRETION OF GOVERNMENT AGENCIES



         The terms of a number of the contracts with government agencies pursuant to which the Company operates its programs provide that such contracts
(i) are subject to the ongoing appropriation by state legislatures and authorities of sufficient funds, and (ii) may be terminated for any reason by providing the Company notice of termination immediately or within specified periods of time (ranging from 10 to 90 days) or otherwise at the "convenience" of the state and local authorities. These terms give state and local authorities significant discretion in terminating or modifying their contractual arrangements with the Company. A number of state and local governments have experienced fiscal pressures associated with a reduced tax base and other factors. Accordingly, the Company's operations could be materially adversely affected by the termination or modification of an agreement or agreements at any time for reasons that may be outside of the Company's control.

GOVERNMENT CONTRACTS AND CONTRACTING PROCESS



         Many of the Company's contracts are with government agencies. Government contracts generally are subject to audits and investigations by government agencies. These audits and investigations involve a review of the contractor's performance on its contracts, as well as its pricing practices, its cost structure and its compliance with applicable laws, regulations and standards. If any costs are improperly charged to a contract, the costs are not reimbursable and, if already reimbursed, will have to be refunded to the government agency. Furthermore, if improper or illegal activities are discovered in the course of any audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the government agency.



         Typically, the Company must invest significant time and resources to prepare detailed analyses and proposals addressing the needs of a government authority with which it seeks to do business. Such proposals must be reviewed by appropriate government authorities before the contract is awarded. Accordingly, new contracts tend to have long lead times from initiation of marketing efforts to execution and are subject to significant uncertainty regarding successful conclusion at all times during the process. There can be no assurance that additional contracts will be obtained by the Company or continued once they are obtained.




NOT-FOR-PROFIT ORGANIZATIONS



         The Company has conducted and will conduct a portion of its business pursuant to subcontracts or similar relationships with not-for- profit entities organized under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), that have obtained status as organizations exempt from federal income taxation under Section 501(a) of the Code. State governments, agencies or licensing authorities that contract with the not-for-profit organizations are eligible to receive matching funds from the federal government as a partial reimbursement for certain program expenses charged by the Company. If the exempt status of any of these not-for-profit organizations is revoked, the state governments, agencies or licensing authorities may be denied federal matching funds and may reduce their placement of students with, or the use of, such organization, causing a loss of gross revenues to the Company. In addition, in such event, these organizations would be taxed on their net income, if any, which could adversely affect their ability to pay the Company pursuant to their subcontracts.

GOVERNMENTAL LIMITATIONS AND REGULATIONS



         The industry in which the Company operates is subject to extensive federal, state and local regulation including stringent licensing requirements. Failure to comply with any applicable laws, rules or regulations or to maintain its licenses could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the current and future operations of the Company may be subject to additional regulations as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted or applied. Any such additional regulations may have a material adverse effect on the Company's business, financial condition and results of operations.



         In the course of the Company's business, licensing authorities may place certain provisions on program operations that are required to be resolved in order to maintain a license. During such provisional period, the Company may not be able to obtain approvals for increases in licensed capacity and may experience other limitations.



         The Company's ability to implement its business strategy may be significantly affected by the legal power and structures of the state and local governments with which the Company does or seeks to do business. The Company believes that the laws of many states neither specifically authorize nor prohibit governments from entering into contracts with private sector companies for the types of services offered by the Company. It is possible that a third party could challenge a government's decision to award a contract to the Company in such a situation. In certain jurisdictions, governments may be altogether precluded by law from entering into management contracts with private sector companies. Also, while privatization of services has been used in one form or another by many states, there can be no assurance that state and local governments will continue to utilize private vendors to manage facilities and/or programs for juvenile offenders. In addition, many state and local governments are required to enter into a competitive bidding procedure before awarding contracts for products or services. The laws of certain jurisdictions may also require the Company to award subcontracts on a competitive basis and to subcontract to varying degrees with businesses owned by women or minorities. It is possible that a third party could challenge sole-source awards to the Company or the Company's subcontracts as inconsistent with competitive bidding or minority contracting requirements.



         The health care industry is subject to extensive regulation by federal, state and local governments, including regulations under Medicare, Medicaid and Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") programs. Certain of the Company's programs, including its RTC's, are subject to such regulation. Failure to comply with such laws and regulations can cause fines and other penalties to the Company and can cause expulsion from Medicare, Medicaid, CHAMPUS or other program involvement which sanctions could have a material adverse affect on the Company. Government-imposed limitations on Medicare and Medicaid reimbursement have placed downward pressures on rates charged under these programs and have caused the private sector to bear a greater share of increasing health care costs. As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be considered in the United States Congress and various state legislatures relating to health care reform. Certain measures, if adopted, could affect the rates charged by the Company for certain of its services, could affect the manner in which care must be provided or could otherwise have a material adverse affect on the Company's business.



         The Company believes it is in compliance in all material respects with all applicable rules and regulations.

POTENTIAL THIRD-PARTY LIABILITY



         Many aspects of the Company's operations involve risks of liability, including potential third-party claims by students or other persons for personal injury or other damage resulting from contact with the Company's facilities, programs, personnel or students (including students who leave the Company's facilities without Company authorization and cause bodily injury or property damage). Furthermore, the Company's contracts often require the Company to indemnify and hold the respective government agency harmless from and against any damages to which the government agency may become subject by reason of the Company's operations. The Company carries general liability insurance that provides coverage for certain liability risks faced by the Company, including accident and personal injury (including bodily injury or property damage to a third party where the Company is found to be negligent in its supervision practices). There can be no assurance, however, that the Company's insurance will be adequate to cover any potential third-party claims.



         Committed offenders often seek redress in federal courts pursuant to federal civil rights statutes for alleged violations of their constitutional rights caused by the overall condition of their confinement or by specific conditions or incidents. The Company may be subject to liability if any such claim or proceeding is made or instituted against the Company or the state with which the Company contracts or subcontracts.



         The operation of the Company's business also exposes it to a greater than average risk of charges by employees of age or race discrimination filed with the Equal Employment Opportunity Commission and equivalent state agencies and related civil litigation. While the Company's management believes that these claims and charges represent matters that arise in the ordinary course of business for companies engaged in its industry, the defense of these claims can be labor intensive and expensive.



PUBLIC SCRUTINY



         The business of the Company is highly visible to the public and, consequently, negative public reaction to the Company's policies or actions, or to the statements or actions of juveniles in its care could adversely affect the Company's ability to obtain additional programs or expand existing programs or could otherwise adversely affect the Company's business. It is also possible that, even absent such negative reaction to the Company, communities may object to facilities such as the Company's which objections could materially, adversely affect the ability of the Company to establish new programs or expand existing programs.



ABILITY TO ATTRACT KEY PERSONNEL



         The Company's operations depend to a great extent upon the efforts of its executive officers, program directors and certain other key personnel to obtain contracts, to operate and develop programs and to administer the Company's business. In addition, the Company's ability to perform under new contracts will depend, in part, on its ability to attract or retain additional qualified personnel. There is significant competition for qualified teachers, counselors, health care providers, program managers, administrators and other key personnel, and there can be no assurance that the Company will be successful in recruiting or training a sufficient number of employees of the requisite caliber to enable the Company to operate its business and implement its strategy as planned.



ANTITAKEOVER AND CHANGE-IN-CONTROL PROVISIONS



         Pursuant to the Company's Charter, the Company's Board of Directors has the authority to issue shares of preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the stockholders. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. In addition, the Maryland General Corporation Law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits, for a period of five years, after the date on which a stockholder becomes an "interested stockholder," a merger and other transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of such five-year period. The Maryland General Corporation Law also imposes limitations on the voting rights of shares of capital stock acquired by stockholders in a "control share acquisition." These provisions of the Maryland General Corporation Law could have the effect of delaying or preventing a change in control of the Company.



      In addition, the Exchange Offer Debentures provide the holders thereof the right to cause the Company to redeem such debentures upon the occurrence of a Change in Control (as defined in the Indenture). Such provision may make more difficult and have the effect of delaying or preventing a change in control of the Company.



CONCENTRATION OF SHARE OWNERSHIP AND CONTROL BY MANAGEMENT



      The executive officers and directors of the Company and their affiliates, as a group, owned or controlled approximately 35.7% of the Company's outstanding Common Stock as of September 12, 1996, including all shares that can be acquired pursuant to all outstanding options and warrants exercisable within 60 days of such date held by such individuals. Assuming full conversion of all Restricted Debentures and Regulation S Debentures as of September 12, 1996, management ownership would have been approximately 28.0% of the total outstanding Common Stock as of September 12, 1996. As a result, the executive officers and directors and their affiliates may be able to control the Company, to direct its affairs and business and to control the outcome of matters requiring stockholder approval, including matters involving a change in control of the Company.



VOLATILITY OF STOCK PRICE



      The market price of the Company's Common Stock has been volatile. There also have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to change based on the short-term trading strategies of certain investors. The trading price of the Common Stock could be subject to wide fluctuation resulting from quarter-to-quarter variations in operating results, new announcements, legislative developments, trading volume, general market trends and other factors. There can be no assurance that the price of the Commpany's Common Stock will be maintained at its current level.

SHARES ELIGIBLE FOR FUTURE SALE



         A sale of a substantial amount of the Company's Common Stock in the public market, including "restricted" shares held by Company stockholders, could adversely affect the market price of the Common Stock. Except for the 2,534,082 Conversion Shares, substantially all of the Company's issued and outstanding shares as of October 18, 1996 are freely tradable, subject, in certain circumstances, to Rule 144 under the Securities Act of 1933. Upon the effectiveness of the Registration Statement of which this Prospectus is part, the Conversion Shares will become issuable and tradable pursuant to this Prospectus. No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock (including Conversion Shares) or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the ability of the Company to raise capital through the sale of its equity securities.



SUBORDINATION OF EXCHANGE OFFER DEBENTURES



         The Exchange Offer Debentures are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company and its subsidiaries. The Company estimates that as of September 30, 1996, the Senior Indebtedness was approximately $16.6 million. The ability of the Company and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Indenture or the Exchange Offer Debentures. See "Description of Exchange Offer Debentures--Subordination."
The Exchange Offer Debentures rank pari passu with the Original Debentures and with the Company's 12% Subordinated Debentures Due 2002.



DEPENDANT UPON CASH FLOW FROM SUBSIDIARIES


         The Exchange Offer Debentures are obligations exclusively of the Company and not of its subsidiaries. Because the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Exchange Offer Debentures, are dependant, in part, upon the earnings of its subsidiaries and distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts due under the Exchange Offer Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. See "Description of Exchange Offer Debentures--Subordination."


LACK OF PUBLIC MARKET FOR EXCHANGE OFFER DEBENTURES



         The Exchange Offer Debentures have been issued in reliance on certain exemptions from registration under the Securities Act, including Section 3(a)(9), Rule 144A and Regulation D. Accordingly, the Exchange Offer Debentures may only be resold pursuant to an effective registration statement under the Securities Act or in reliance on an exemption therefrom. Neither the Exchange Offer Debentures nor the Restricted Debentures obligates the Company to keep the Registration Statement of which this Prospectus is a part effective after January 29, 1999. In addition, the use of this Prospectus may be suspended from time to time in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The Company does not intend to apply for listing of the Exchange Offer Debentures on any securities exchange or to seek approval for quotations through any automated system. Accordingly, there can be no assurance that a liquid or active market for the Exchange Offer Debentures will develop or that the holders of the Exchange Offer Debentures will be able to sell such Debentures. If any such market were to develop, the Exchange Offer Debentures could trade at prices that may be substantially lower than the principal amount thereof.



                                USE OF PROCEEDS

         The Selling Holders will receive all of the net proceeds from the resales of the Exchange Offer Debentures and the Conversion Shares, and the Company will not receive any of the proceeds from such sales.




                       RATIO OF EARNINGS TO FIXED CHARGES



         For the fiscal years ended June 30, 1992 and 1993, the Company's earnings were insufficient to cover fixed charges by approximately $792,000 and $1,671,000, respectively. For the fiscal years ended June 30, 1994, 1995 and 1996 the ratios of earnings to fixed charges were 5.78, 13.81 and 2.20, respectively.





                                  THE COMPANY



         Youth Services International, Inc. (the "Company" or "YSI") is a leading national provider of private educational, developmental and rehabilitative programs which are designed to impact dramatically the thinking and behavior of troubled youth. The Company's programs focus on troubled youths who either have been adjudicated as delinquents or suffer from behavioral problems with the objective of effectively preparing them to become responsible self-sufficient taxpayers. The Company develops and operates a wide range of programs designed to promote accountability, respect and discipline through highly structured, physically demanding, intensely scheduled and intellectually challenging activities. In conjunction with these programs, the Company offers troubled youth a broad range of residential programs including juvenile justice academies, residential treatment centers, boot camps, group homes and foster homes, as well as non-residential services including aftercare, tracking, counseling, partial care and day treatment services.



         Initially, the Company was established to capitalize on emerging opportunities in the privatization of juvenile justice programs by state and local governments. Management believes that increasing cost containment pressures at all levels of government coupled with the inability of many government agencies to deliver economic and effective programs to a rapidly increasing number of juvenile offenders will continue to accelerate the privatization of juvenile justice services within the youth care industry. In response to increasing demand for additional youth care services from both state and local governments as well as managed care and insurance companies, the Company has expanded and diversified its range of service offerings to include behavioral health programs thereby further broadening its continuum of care.

                    DESCRIPTION OF EXCHANGE OFFER DEBENTURES


         The Exchange Offer Debentures are issued under and entitled to the benefits of the Indenture (the "Indenture") dated as of October 15, 1996, by and between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The following statements under this heading are summaries of the detailed provisions of the Indenture and the Exchange Offer Debentures, copies of which are available for inspection at the office of the Trustee in New York City. Such statements do not purport to be complete and are qualified in their entirety by reference to the Indenture and the Exchange Offer Debentures. The definition of certain terms used in the following summary are set forth below under "-- Certain Definitions."



         The Indenture and the Exchange Offer Debentures do not limit the amount of other indebtedness that may be incurred or securities that may be issued by the Company or its subsidiaries and contain no financial covenants or similar restrictions with respect to the Company or its subsidiaries and, therefore, holders of the Exchange Offer Debentures will have no protection (other than their rights upon an Event of Default as described in "--Events of Default" below) from adverse changes in the Company's financial condition.




PRINCIPAL, MATURITY AND INTEREST




         The Exchange Offer Debentures are limited in the aggregate principal amount to $31,600,000, will mature on February 1, 2006 and bear interest at a rate of 7.0% per annum, payable semi-annually in arrears on each February 1 and August 1. Interest on the Exchange Offer Debentures accrues from the most recent date to which interest has been paid on the Exchange Offer Debenture or, if no interest has been paid on the Exchange Offer Debenture, from the most recent date on which interest had been paid on the Restricted Debenture surrendered in exchange for the Exchange Offer Debenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest payable on each February 1 and August 1 will amount to $35.00 per $1,000 aggregate principal amount of the Exchange Offer Debentures.


         Interest is payable to all holders of record as of the close of business on the January 15 or July 15 immediately preceding the interest payment date (the "Record Date"). Except as set forth in the next sentence, no interest is payable after the date an Exchange Offer Debenture is converted.
In the event an Exchange Offer Debenture is surrendered for conversion after a Record Date and prior to or on the next interest payment date, interest will be payable to the record holder on such Record Date notwithstanding such conversion, unless the Exchange Offer Debenture is called for redemption prior to such interest payment date, in which case no interest is payable upon such converted Exchange Offer Debenture. Notwithstanding the last clause of the preceding sentence, in the event the Company were to call the Exchange Offer Debentures for redemption on February 1, 1999, the Company will make a full six month interest payment on February 1, 1999 with respect to all Exchange Offer Debentures outstanding on January 15, 1999, without regard to whether such Debentures are converted into Common Stock between January 15, 1999 and January 29, 1999 (the last business day prior to February 1, 1999).

SUBORDINATION


         The Exchange Offer Debentures are subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company and its subsidiaries. The Company estimates that as of September 30, 1996, the Senior Indebtedness was approximately $16.6 million. The Exchange Offer Debentures do not limit the ability of the Company or its subsidiaries to incur secured indebtedness or other Senior Indebtedness or to contribute assets to its subsidiaries. The Company's rights as a stockholder and the rights of its creditors, including holders of the Exchange Offer Debentures, to participate in the assets of any of the Company's subsidiaries upon a subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors.


         The Exchange Offer Debentures are obligations exclusively of the Company and not of its subsidiaries. Because the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Exchange Offer Debentures, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Offer Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

         The Exchange Offer Debentures are effectively subordinate to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Exchange Offer Debentures to participate in those assets) are effectively subordinate to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by the Company.


CONVERSION RIGHTS



         The Exchange Offer Debentures may be converted at any time, in whole or in part, on or after the effective date with the Commission of the Registration Statement of which this Prospectus is a part. The price at which Conversion Shares shall be delivered upon conversion (herein called the "Conversion
Price") is $12.47 per Conversion Share as of the date of this Prospectus. The Conversion Price will be adjusted in certain instances as described below. The right to convert the Exchange Offer Debentures called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for redemption, and will be lost if not exercised prior to that time, even if such redemption occurs at a time when conversion of the Exchange Offer Debentures is in the best interests of the holders. See "--Principal, Maturity and Interest" for the effect of conversion on the right to receive interest.



         The right of conversion attaching to any Exchange Offer Debenture may be exercised by the holder by delivering the Exchange Offer Debenture at the specified office of the Trustee, with the notice of conversion duly signed and completed. The conversion date shall be the date on which the Exchange Offer Debenture (with the duly signed and completed notice of conversion) shall have been delivered to such office. Fractional shares of Common Stock will not be issued or delivered upon conversion, but, in lieu thereof, cash will be paid based upon the then current market price of Common Stock (as determined in accordance with the Indenture). Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Exchange Offer Debentures or for any dividends or distributions on any shares of Common Stock delivered upon such conversion.



         The Conversion Price is subject to adjustment in certain events as set forth in the Indenture, including (a) stock dividends, (b) the issuance to all holders of Common Stock of rights or warrants to purchase Common Stock at less than the then current market price of the Common Stock (as determined in accordance with the Indenture) unless holders of Exchange Offer Debentures are entitled to receive the same upon conversion, (c) stock splits, and (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (other than cash). In addition, the Company is permitted to make such downward adjustments in the Conversion Price as it considers to be advisable in order that any event treated for United States Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock. Adjustments in the conversion price of less than $.25 will not be required, but will be taken into account in the computation of any subsequent adjustment.

Notice of any adjustment of the conversion price will be given in the manner set forth herein under "--Notices."



         If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for United States Federal income tax purposes and, pursuant to the Indenture, the conversion price of the Exchange Offer Debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Exchange Offer Debentures.



         In the event that the Company should merge with another company, become a party to a consolidation or transfer all or substantially all of its assets to another company, each Exchange Offer Debenture then outstanding would, without the consent of any holder, become convertible only into the kind and amount of securities, cash and other property receivable upon the merger, consolidation or transfer by a holder of the number of shares of Common Stock into which such Exchange Offer Debenture might have been converted immediately prior to such merger, consolidation or transfer.






REDEMPTION



         The Exchange Offer Debentures may be redeemed, at the option of the Company, in whole or in part at any time on or after February 1, 1999 at a redemption price equal to that percentage of their principal amount set forth below, together with accrued and unpaid interest to the date fixed for redemption (see "--Principal, Maturity and Interest" for the effect of conversion on the right to receive interest):



               ON OR AFTER
                FEBRUARY 1           PREMIUM
                ----------           -------
                   1999               103%
                   2000               102%
                   2001               101%
           2002 and thereafter        100%

In the event of a partial redemption, the Exchange Offer Debentures to be redeemed will be selected by the Trustee not more than 75 days before the date fixed for redemption, by such method as the Trustee shall deem fair and appropriate.


         In addition, the Exchange Offer Debentures may be redeemed at the option of the Company if the Company shall determine that as a result of any change to the laws, regulations or rulings of the United States or any taxing authority thereof, the Company has or will become obligated to pay Additional Amounts on the Exchange Offer Debentures, as described below under "--Payment of Additional Amounts". In case of any such redemption, the redemption price will be 100% of the principal amount of the Exchange Offer Debentures, together in each case with accrued and unpaid interest to the date fixed for redemption.

         Except in the event of a "Change of Control" as described below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Offer Debentures.





         Notice of intention to redeem the Exchange Offer Debentures will be given as described under "--Notices" below. In the case of redemption of all Exchange Offer Debentures, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption. In the case of a partial redemption, notice will be given twice, the first such notice to be given not more than 60 nor less than 45 days prior to the date fixed for redemption and the second such notice to be given not more than 45 nor less than 30 days prior to the date fixed for redemption.

         Notices of redemption will specify the date fixed for redemption, the applicable redemption price, the date the conversion privilege expires and, in the case of a partial redemption, the aggregate principal amount of the Exchange Offer Debentures to be redeemed and the aggregate principal amount of the Exchange Offer Debentures that will be outstanding after such partial redemption. In addition, in the case of a partial redemption, the first notice will specify the last date on which exchanges or transfers of the Exchange Offer Debentures may be made and the second notice will specify the serial numbers of the Exchange Offer Debentures and the portions thereof called for redemption.


         The Company may at any time and from time to time repurchase the Exchange Offer Debentures in the open market or in private transactions at prices it considers attractive. The Exchange Offer Debentures repurchased by the Company will be cancelled.






         Each holder of an Exchange Offer Debenture will have the right, subject to the terms of any Senior Indebtedness, to cause the Company to redeem such Debenture in whole but not in part for a cash amount equal to 100% of the principal amount plus accrued interest, upon the occurrence of a Designated Event (as defined below). Notice with respect to the occurrence of a Designated Event will be given by the Company not later than 30 days after the date of the occurrence of such Designated Event and will include, among other things, the redemption price, the date fixed for redemption and the place of payment. The date fixed for such purchase will be a date not less than 30 nor more than 60 days after notice of occurrence of a Designated Event is given (except as otherwise required by law). Holders who have surrendered debentures for redemption upon a Designated Event will be entitled to revoke their election by delivering a written notice of such revocation to the Trustee on or prior to the date fixed for redemption. In addition, holders of the Exchange Offer Debentures will retain the right to convert such Exchange Offer Debentures prior to the date fixed for redemption.

         A "Designated Event" will be deemed to have occurred, subject to the provisions of the Indenture, upon the consummation of a purchase, merger, acquisition, transfer or transaction or series of transactions involving a "Change of Control" as defined below.






         The Company, could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control under the Indenture, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness), and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Exchange Offer Debentures.



         If a Designated Event were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to redeem all Exchange Offer Debentures tendered by the holders thereof. A default by the Company on its obligation to so redeem could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.



         Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the redemption by the Company of the Exchange Offer Debentures pursuant to the exercise by a holder of the foregoing option, depending on the financial circumstances of the Company at the time, because such redemption could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Exchange Offer Debentures. See "--Subordination."



PAYMENTS, PAYING AGENTS AND CONVERSION AGENTS



         The Exchange Offer Debentures may be surrendered for conversion or exchange at the corporate trust office of the Trustee in New York City (or at the office of any of the conversion agents, if any).



         The Company has initially appointed the Trustee as paying agent and conversion agent. This appointment may be terminated at any time and additional or other paying and conversion agents may be appointed. Notice of any such termination or appointment and of any change in the office through which any paying, conversion or transfer agent will act will be given in accordance with "--Notices" below.

         All monies paid by the Company to the Trustee for the payment of principal of and premium, if any, or interest on any Debenture that remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Debenture may thereafter recover payment thereof only from the Company.



PAYMENT OF ADDITIONAL AMOUNTS



         Subject to the limitations and restrictions set forth in the Indenture, the Company will pay to the holder of any Exchange Offer Debenture who is a United States Alien (as defined below) such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and premium, if any, of and interest on such Exchange Offer Debenture, and any cash payments made in lieu of issuing shares of Common Stock upon conversion of an Exchange Offer Debenture, after withholding on account of any tax, assessment or governmental charge imposed upon such payment by the United States or any political subdivision or taxing authority therein, will not be less than the amount provided for in such Exchange Offer Debenture to be then due and payable;

EVENTS OF DEFAULT



         An Event of Default is: (a) default in any payment when due of the principal of any Exchange Offer Debenture, (b) default for 30 days in the payment of any installment of interest or any Additional Amounts on any Exchange Offer Debenture, (c) default for 60 days after appropriate notice in the performance of any other covenant of the Company in the Exchange Offer Debentures or the Indenture, (d) certain events of bankruptcy, insolvency or reorganization or (e) acceleration of, or failure to pay when due upon maturity, any indebtedness for money borrowed by the Company as to which the Company has at least $10,000,000 in aggregate principal amount outstanding, which acceleration is not rescinded or annulled or which failure is not cured within 30 days after notice of acceleration or after such failure, as the case may be. If an Event of Default shall occur and be continuing, any holder of any such Exchange Offer Debenture may, at its option, declare the principal of and accrued interest on such Exchange Offer Debenture to be immediately due and payable.



CONSOLIDATION, MERGER AND SALE OF ASSETS



         The Company may consolidate with, merge into or sell or convey all or substantially all of its property to, another corporation without the consent of holders of the Exchange Offer Debentures provided that, among other things, the successor corporation assumes all obligations of the Company under the Indenture and the Exchange Offer Debentures and, if such successor corporation is not organized under the laws of the United States or any political subdivision therein, such successor corporation agrees to make payments on the Exchange Offer Debentures without deduction or withholding for any withholding taxes or charges whatsoever imposed by the jurisdiction where such successor corporation is generally subject to taxation or any political subdivision or taxing authority therein, subject to certain exceptions. Upon compliance with these provisions by a successor corporation, the Company would be relieved of its obligations under the Indenture and the Exchange Offer Debentures. Under certain circumstances described above involving a Change of Control, each holder of Exchange Offer Debentures may have the right to require the Company to purchase such Exchange Offer Debentures. See "--Change of Control."



MEETINGS, MODIFICATION AND WAIVER



         The Indenture contains provisions for convening meetings of the holders of Exchange Offer Debentures to consider matters affecting their interests.



         The Indenture and the Exchange Offer Debentures may be modified by the Company and the Trustee, without the consent of the holder of any Exchange Offer Debenture, for the purposes of (a) adding to the covenants of the Company for the benefit of the holders or surrendering any right or power conferred upon the Company, (b) providing for the conversion and redemption rights of holders of Exchange Offer Debentures in the event of a consolidation, merger or sale of substantially all of the assets of the Company, (c) curing any ambiguity or correcting or supplementing any defective provision contained in the Indenture, (d) making any other provisions that the Company and the Trustee may deem necessary or desirable, and that will not adversely affect the interests of the holders of Exchange Offer Debentures, or
(e) evidencing the succession of another corporation to the Company and the assumption by any successor of the covenants of the Company in the Indenture or the Exchange Offer Debentures.



         Modifications and amendments to the Indenture or to the Exchange Offer Debentures may also be made and any past default by the Company may be waived, either with the written consent of the holders of not less than a majority in aggregate principal amount of the Exchange Offer Debentures at the time outstanding or by the adoption of a resolution at a meeting of holders of the Exchange Offer Debentures at which a quorum (as defined below) is present, by not less than a majority in aggregate principal amount of the Exchange Offer Debentures present at such meeting. No such modification or amendment to the Indenture or the Exchange Offer Debentures may, without the consent or the affirmative vote of the holder of each Debenture affected thereby (a) waive a default in the payment of principal or any premium or installment of interest on any such Debenture; (b) change the stated maturity of any such Debenture; (c) reduce the principal amount or any premium or interest payable on any such Debenture; (d) change the obligation of the Company to pay Additional Amounts; (e) adversely affect the right to convert or redeem any such Debenture; (f) modify the subordination provisions of the Exchange Offer Debentures in a manner adverse to the holders thereof; or (g) reduce the percentage in principal amount of outstanding Exchange Offer Debentures the consent of whose holders is required for any amendment or modification of the Indenture or the Exchange Offer Debentures or for any waiver. The quorum at any meeting called to adopt a resolution is a majority in aggregate principal amount of the Exchange Offer Debentures at the time outstanding and the quorum at any adjourned meeting is 25% in aggregate principal amount of the Exchange Offer Debentures at the time outstanding. Any consent to any modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such Exchange Offer Debenture. Any modifications, amendments or waivers to the Indenture or the Exchange Offer Debentures will be conclusive and binding on all holders of Exchange Offer Debentures, whether or not they have given such consent or were present at any meeting, and whether or not notation of such modifications, amendments or waivers is made upon the Exchange Offer Debentures.



NOTICES



         Notices to holders of the Exchange Offer Debentures will be given by publication in a leading daily newspaper of general circulation in New York City. Such publication is expected to be made in The Wall Street Journal (Eastern Edition). Such notices will be deemed to have been given on the date of such publication.






GOVERNING LAW

         The Indenture and the Exchange Offer Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law principles.



CERTAIN DEFINITIONS



         Set forth below are certain terms defined in the Indenture. Reference is made to the Indenture for a full definition of such terms, as well as any other capitalized terms used herein for which no definition is provided.



         A "Change of Control" will be deemed to have occurred at such time as
(a) any person including any "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act), becomes obligated to file a Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing that such person has become the beneficial owner of either (A) 50% or more of the shares of Common Stock then outstanding or (B) 50% or more of the total voting power of all shares of capital stock of the Company then outstanding; (b) there is consummated any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of the Company to any other corporation or person (other than a subsidiary of the Company); or (c) there shall be consummated any consolidation or merger of the Company with or into any other entity (whether or not affiliated with the Company) in which the Company is not the sole surviving corporation or pursuant to which the shares of Common Stock are converted into cash, securities or other property, other than a consolidation or merger in which the holders of shares of Common Stock receive, (A) 75% or more of the common stock of the sole surviving corporation outstanding immediately following such transaction and (B) securities representing 75% or more of the combined voting power of the voting stock of the sole surviving corporation outstanding immediately following the transaction.




         "Senior Indebtedness" of the Company is defined as the principal of and premium, if any, and interest and other monetary obligations on (a) any indebtedness of the Company (excluding the Exchange Offer Debentures and indebtedness ranking pari passu with the Exchange Offer Debentures but including guarantees given by the Company), whether now outstanding or subsequently created or incurred, for money borrowed, whether or not evidenced by debentures, notes or similar instruments, issued, incurred or assumed by the Company, (b) the Company's existing indebtedness (other than existing subordinated indebtedness), including indebtedness under the Company's principal revolving bank credit facilities, (c) secured indebtedness and (d) renewals, extensions, refinancings, refundings, amendments and modifications of any such indebtedness or obligations, unless it is provided in any of the foregoing that such indebtedness is not senior to the Debentures.

         "United States Alien" means any person who, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, an estate or trust the income of which is not subject to United States Federal income taxation regardless of its source or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation.



                          DESCRIPTION OF CAPITAL STOCK


         The Company's authorized capital consists of 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). As of June 30, 1996, there were issued and outstanding 9,164,722 shares of Common Stock that were held of record by 462 persons.



                            SELLING SECURITY HOLDERS



         The following table sets forth, as of September 30, 1996, (i) each record holder of Restricted Debentures (including each record holder of an interest in the Global Rule 144A Security issued to DTC Corporation), (ii) the respective principal amounts of the Restricted Debentures owned of record by each such record holder (which may be exchanged for Exchange Offer Debentures) and (iii) the number of Conversion Shares that are issuable upon conversion of the Restricted Debentures (or the Exchange Offer Debentures) held by such record holder. The information referenced in clauses (i) and (ii) of the previous sentence has been obtained from The Chase Manhattan Bank (as Fiscal Agent under the Fiscal Agency Agreement) and from The Depository Trust Company as holder of the Global Rule 144A Security. The number of Conversion Shares issuable upon conversion is estimated based upon the current Conversion Price and assumes the debentures held by such holder are converted in full. The holders will receive cash in lieu of any fractional share of Common Stock. Because the holders may offer all or some of the Exchange Offer Debentures or some or all of the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Exchange Offer Debentures or the Conversion Shares that will be held by the Selling Holders upon the termination of any such sales. In addition, the holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Restricted Debentures since September 30, 1996 in transactions exempt from the registration requirements of the Securities Act. The debentures held by the record holders listed below may be beneficially owned by other persons not listed or noted below. None of the holders listed below has, or within the past three years had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. The Selling Holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell pursuant to this Prospectus any or all of the Exchange Offer Debentures or the Conversion Shares.



                                                    Principal Amount of        Conversion
                  Debenture Holder                  Restricted Debentures         Shares
                  ----------------                           ----------     -------------
          Atwell & Co.  . . . . . . . . . . . . .         $      60,000             4,811
          Bank of New York  . . . . . . . . . . .             6,950,000           557,337

          Bankers Trust Company(1). . . . . . . .             7,705,000           617,882
          Bear Stearns Securities Corp.(2)  . . .             2,635,000           211,307
          Boston Safe Deposit & Trust Co. . . . .             2,375,000           190,457
          Brown Brothers Harriman & Co. . . . . .                65,000             5,212

          Roland T. Bryan, IRA  . . . . . . . . .                40,000             3,207
          Campbell Advisors Inc.  . . . . . . . .               100,000             8,019
          Campbell Advisors in Money Purchase
           Plan Trust . . . . . . . . . . . . . .                 5,000               400
          Chemical Bank . . . . . . . . . . . . .                35,000             2,806

          Chase Manhattan Bank Trust (3)  . . . .               225,000            18,043
          Citibank, N.A.  . . . . . . . . . . . .               550,000            44,105
          Corestates Bank N.A.                                   40,000             3,207
          Ell & Co. . . . . . . . . . . . . . . .                30,000             2,405
          Hare & Co.  . . . . . . . . . . . . . .               120,000             9,623
          Lazard Freres & Co LLC (4). . . . . . .               270,000            21,651

          Investors Fiduciary Trust Company/
           State Street Bank  . . . . . . . . . .             1,250,000           100,240
          Lehman Brothers, Inc. . . . . . . . . .               100,000             8,019
          Mercantile Safe Deposit and Trust
           Company  . . . . . . . . . . . . . . .               320,000            25,661
          Merrill Lynch -Debt Securities  . . . .             1,500,000           120,288
          Morgan Stanley & Co., Incorporated  . .               750,000            60,144
          Morgan Stanley & Co., Inc./Prime
           Dealer Services Corp. (5)  . . . . . .               325,000            26,062

          NatWest Securities Limited (6). . . . .                30,000             2,405
          NBD Bank, N.A.  . . . . . . . . . . . .               270,000            21,651
          Neuberger & Berman  . . . . . . . . . .               100,000             8,019
          Northern Trust Co. - Trust  . . . . . .               325,000            26,062
          Polly & Co. . . . . . . . . . . . . . .               125,000            10,024

          Republic New York Securities Corp.  . .               380,000            30,473
          Smith Barney, Inc.  . . . . . . . . . .             2,950,000           236,567
          State Street Bank - Custodian . . . . .             1,170,000            93,825
          Wachovia Bank North Carolina  . . . . .               200,000            16,038
          Way & Co. . . . . . . . . . . . . . . .               220,000            17,642

          Weiss, Peck & Greer . . . . . . . . . .               200,000            16,038
          Wells Fargo Bank, N.A.  . . . . . . . .                80,000             6,415
          Wilmington Trust Co.  . . . . . . . . .               100,000             8,019
                                                       ----------------      ------------
          Total:                                            $31,600,000         2,534,064
                                                            ===========         =========

_______________

(1) As of September 30, 1996, based upon information provided by the recordholder, Bankers Trust Company held $6,505,000 aggregate principal amount of Restricted Debentures on behalf of NatWest Securities Limited and, based upon information provided by the beneficial holder, Bankers Trust Company held $1,200,000 aggregate principal amount of Restricted Debentures on behalf of Putnam Capital Appreciation Fund. See footnote 6 below for certain information regarding NatWest Securities Limited.



(2) As of September 30, 1996, based upon information provided by the beneficial holders, of the total aggregate principal amount of Restricted Debentures held by Bear Stearns Securities Corp., $20,000 were held on behalf of HBK Securities Ltd., $80,000 were held on behalf of HBK Main Street Investments LP, $250,000 were held on behalf of Wechsler and Co., Inc., $900,000 were held on behalf of JMG Convertible Investment C.E.P., $650,000 were held on behalf of Forest Fulcrum Fd. Ltd. and $950,000 were held on behalf of Forest Fulcrum Fd. LP.



(3) As of September 30, 1996 based upon information provided by the beneficial holders, Chase Manhattan Bank held $125,000 principal amount of Restricted Debentures on behalf Fleet Bank, as custodian on behalf of the Max W. Jacobs Trusts. The Chase Manhattan Bank serves as the Fiscal Agent, Conversion Agent, Transfer Agent and Registrar of the Company with respect to the Original Debentures pursuant to the Fiscal Agency Agreement and as the Trustee with respect to the Exchange Offer Debentures pursuant to the Indenture.



(4) As of September 30, 1996, based upon information provided by the record holder, Lazard Freres & Co., LLC held these Restricted Debentures on behalf of Betsy S. Michel.



(5) As of September 30, 1996, based upon information provided by the beneficial holder, Morgan Stanley & Co. Inc./Prime Dealer Services Corp. held $250,000 aggregate principal amount of Restricted Debentures on behalf of HBK Finance LP and $75,000 aggregate principal amount of Restricted Debentures on behalf of HBK Securities Ltd.




(6) NatWest Securities Limited served as the Manager for the Company, pursuant to a Subscription Agreement with the Company dated January 23, 1996, in connection with the offer and issuance of the Original Debentures. In addition, NatWest Securities Limited provides the Company with investment banking services from time to time.



                              PLAN OF DISTRIBUTION

         The Exchange Offer Debentures and the Conversion Shares may be sold from time to time to purchasers directly by the Selling Holders.
Alternatively, the Selling Holders may from time to time offer the Exchange Offer Debentures and the Conversion Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of the Exchange Offer

Debentures or the Conversion Shares for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of the Exchange Offer Debentures or the Conversion Shares may be deemed to be "underwriters," as such term is defined in Section 2(11) of the Securities Act and any profit on the sale of the Exchange Offer Debentures or the Conversion Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Exchange Offer Debentures and the Conversion Shares may be sold by the Selling Holders from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders. The sale of the Exchange Offer Debentures and the Conversion Shares may be effected in transactions (i) on any national securities exchange or quotation service on which the Exchange Offer Debentures or the Conversion Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Exchange Offer Debentures or the Conversion Shares is made, if required, a prospectus supplement will be distributed that will set forth the names of the Selling Holders, the aggregate amount and type of the Exchange Offer Debentures and the Conversion Shares, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Exchange Offer Debentures and the Conversion Shares will be offered or sold in such jurisdictions only through registered or licensed broker-dealers. In addition, in certain jurisdictions, the Exchange Offer Debentures and the Conversion Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied therewith.


         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Exchange Offer Debentures and the Conversion Shares may be limited in its ability to engage in market activities with respect to such Exchange Offer Debentures and Conversion Shares. In addition, without limitation on the foregoing, each Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales by the Selling Holders of any of the Exchange Offer Debentures and the Conversion Shares. All of the foregoing may affect the marketability of the Exchange Offer Debentures and the Conversion Shares.


         All expenses of the registration of the Exchange Offer Debentures and the Conversion Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                 LEGAL MATTERS

         The validity of the Exchange Offer Debentures and the Conversion Shares will be passed upon for the Company by Miles & Stockbridge, A Professional Corporation, 10 Light Street, Baltimore, Maryland 21202.


                                    EXPERTS

         The consolidated financial statements of the Company incorporated by reference herein from the Company's Annual Report on Form 10-K as of June 30, 1996 for each of the years ended June 30, 1994, 1995 and 1996 have been audited by

Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the reports of such firm and upon the authority of such firm as experts in accounting and auditing.



         The financial statements of Introspect Healthcare, Corporation as of and for the year ended June 30, 1996 incorporated by reference herein from the Company's Current Report on Form 8-K/A dated October 17, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the reports of such firm and upon the authority of such firm as experts in accounting and auditing.



         The financial statements of Tampa Bay Academy, Ltd. and the financial statements of American Residential Centers, Inc. as of and for the years ended December 31, 1993, 1994 and 1995 incorporated by reference herein from the Company's Current Report on Form 8-K dated March 27, 1996 (as filed with the SEC on April 10, 1996) have been audited by Bair, Rupp, Simpson & Zorger, Inc., independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference in reliance upon the reports of such firm and upon the authority of such firm as experts in accounting and auditing.



         The financial statements of Desert Hills Center for Youth and Families of New Mexico, Inc. as of and for the year ended June 30, 1995 incorporated by reference herein from the Company's Current Report on Form 8-K/A dated September 25, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference in reliance upon the reports of such firm and upon the authority of such firm as experts in accounting and auditing. The financial statements of Desert Hills Center for Youth and Families of New Mexico, Inc. as of and for the years ended June 30, 1993 and 1994 incorporated by reference herein from the Company's Current Report on Form 8-K/A dated September 25, 1995, have been audited by Addison, Roberts and Ludwig, P.C., independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference in reliance upon the reports of such firm and upon the authority of such firm as experts in accounting and auditing.

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of its agents. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such solicitation.


                               TABLE OF CONTENTS


      AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . .    2
      INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . .    2
      RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . .    3
      USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . .    7
      RATIO OF EARNINGS TO FIXED CHARGES. . . . . . . . . . . .    8
      THE COMPANY                                                  8
      DESCRIPTION OF EXCHANGE OFFER DEBENTURES  . . . . . . . .    9
      DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . .   18
      SELLING SECURITY HOLDERS  . . . . . . . . . . . . . . . .   18
      PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . .   19
      LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . .   20
      EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . .   20




                       YOUTH SERVICES INTERNATIONAL, INC.


                7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006


                                  COMMON STOCK


                              -------------------


                                   PROSPECTUS


                               ------------------



                             DATED OCTOBER   , 1996

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table sets forth the expenses expected to be incurred in connection with the offering described in this Registration Statement (including the expenses incurred in connection with the exchange offer). There are no underwriting discounts or commissions in connection with the offering described in this Registration Statement. All amounts are estimated except the Securities and Exchange Commission registration fee.



          Securities and Exchange Commission registration fee . . .  $ 11,104
          Legal fees and expenses . . . . . . . . . . . . . . . . .   150,000
          Accounting fees and expenses  . . . . . . . . . . . . . .    10,000
          Exchange Agent and Trustee fees and expenses  . . . . . .    50,000
          Printing and engraving fees and expenses  . . . . . . . .    20,000
          Miscellaneous . . . . . . . . . . . . . . . . . . . . . .    20,000
                                                                     --------
                                                                     $261,104


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Charter and Bylaws of the Company provide that, among other matters, to the fullest extent permitted by the Maryland General Corporation Law as it may be amended from time to time, current and former directors, officers, employees and agents of the Company, and those persons who serve or have served, at the Company's request, as a director, officer, partner, trustee, employee or agent of another entity or enterprise shall be indemnified against any and all liabilities and expenses incurred in connection with their services in such capacities. Other provisions of the Charter and Bylaws provide that the Company shall advance expenses to its officers and directors and other persons to the same extent it shall indemnify such persons.

         Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the Maryland General Corporation Law as it may be amended from time to time, no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a director or officer, regardless of whether such person is a director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a director or officer except (i) to the extent that it is proved that the director or officer actually received an improper personal benefit in money, property or services, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.

         The Company currently maintains director and officer liability insurance coverage for officers and directors.


ITEM 16.  EXHIBITS.

    4(a) Articles of Incorporation of the Company, as amended (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (Reg. No. 33-71958) filed with the Commission on November 19, 1993, as amended.)

    4(b) Bylaws of the Company, as amended and restated (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1996).

    4(c)      Form of Exchange Offer Debentures.



    4(d) Indenture, dated as of October 15, 1996, by and between the Company and The Chase Manhattan Bank, as trustee (the "Trustee").


      5       Opinion of Miles & Stockbridge, A Professional Corporation. *

     12       Computation of Ratio of Earnings to Fixed Charges.


  23(a)(1) Consent of Arthur Andersen LLP with respect to the Consolidated Financial Statements of the Company.


  23(a)(2) Consent of Arthur Andersen LLP with respect to the financial statements of Desert Hills Center for Youth and Families, Inc. *

    23(b) Consent of Addison, Roberts & Ludwig, P.C. with respect to the financial statements of Desert Hills Center for Youth and Families, Inc. *

    23(c) Consent of Bair, Rupp, Simpson & Zorger, Inc. with respect to the financial statements of Tampa Bay Academy, Ltd. and American Residential Centers, Inc. *

    23(d) Consent of Arthur Andersen LLP with respect to the financial statements of Introspect Healthcare Corporation.


    23(e)     Consent of Miles & Stockbridge, A Professional Corporation. *


     25 Form T-1, Statement of Eligibility Under the Trust Indenture Act of 1939 of a Corporation to Act as Trustee.



---------------
*   Previously filed.



ITEM 17.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         (i)     The undersigned registrant hereby undertakes:

         (1) For determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Indenture Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Indenture Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, as of the 21st day of October, 1996.


                                       YOUTH SERVICES INTERNATIONAL, INC.

                                       By: /s/ TIMOTHY P. COLE
                                          ---------------------------------
                                          Timothy P. Cole
                                          Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          /s/ W. JAMES HINDMAN            Chairman of the Board                                October 21, 1996
          -----------------------
          W. James Hindman

          /s/ TIMOTHY P. COLE             Vice Chairman of the Board and Chief Executive       October 21, 1996
          ---------------------------     Officer (Principal Executive Officer)
          Timothy P. Cole

          /s/ WILLIAM P. MOONEY           Chief Financial Officer & Treasurer (Principal       October 21, 1996
          -----------------------         Financial Officer and Principal Accounting
          William P. Mooney               Officer)


          /s/ HENRY D. FELTON             Chief Operating Officer and Director                 October 21, 1996
          --------------------------
          Henry D. Felton


          /s/ J. DONALD BLACK             Director                                             October 21, 1996
          --------------------------
          J. Donald Black


          /s/ MAYER KANTER                Director                                             October 21, 1996
          ---------------------------
          Mayer Kanter


                                          Director                                             October   , 1996
          ---------------------------
          Cynthia K. Hindman, M.D.

          /s/ MARTIN V. MARSHALL          Director                                             October 21, 1996
          -----------------------
          Martin V. Marshall

                                          Director                                             October   , 1996
          -----------------------------
          Jacques T. Schlenger

                                 EXHIBIT INDEX



   EXHIBIT                                                                   PAGE
     NO.                                 ITEM                                 NO.
    ------                               ----                                 ---
     4(c)     Form of Exchange Offer Debentures.

     4(d) Indenture, dated as of October 15, 1996, by and between the Company and The Chase Manhattan Bank, as trustee (the "Trustee").

      5       Opinion of Miles & Stockbridge, A Professional Corporation.*

      12      Computation of Ratio of Earnings to Fixed Charges.

   23(a)(1) Consent of Arthur Andersen LLP with respect to the Consolidated Financial Statements of the Company.

   23(a)(2) Consent of Arthur Andersen LLP with respect to the financial statements of Desert Hills Center for Youth and Families,
              Inc. *

    23(b) Consent of Addison, Roberts & Ludwig, P.C with respect to the financial statements of Desert Hills Center for Youth and Families, Inc. *

    23(c) Consent of Bair, Rupp, Simpson & Zorger, Inc with respect to the financial statements of Tampa Bay Academy, Ltd. and American Residential Centers, Inc. *

    23(d) Consent of Arthur Andersen LLP with respect to the financial statements of Introspect Healthcare Corporation.

    23(e)     Consent of Miles & Stockbridge, A Professional Corporation. *

      25      Form T-1, Statement of Eligibility Under the Trust Indenture Act
              of 1939 of a Corporation to Act as Trustee.
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*   Previously filed